Exhibit 10(iii)A(86)

AMENDMENT NO. 2

TO

ACUITY BRANDS, INC.

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

(As Amended And Restated Effective As Of June 29, 2006)

THIS AMENDMENT made as of this 24th day of October, 2008, by ACUITY BRANDS, INC. (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company established the Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan, which Plan was amended and restated generally effective as of June 29, 2006 (the “Plan”), subject to the transition rules of Section 409A;

WHEREAS, the Company now desires to amend the Plan in the manner hereinafter provided;

NOW, THEREFORE, the Plan is hereby amended, as follows:

1.

Section 8 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“8. Amendment; Termination. The Company (or its designee) shall have the right in its sole discretion to amend this Plan in any manner at any time; provided, however, that no such amendment shall reduce the Eligible Director’s vested interest in his Account at that time. Any amendment shall be in writing and executed by a duly authorized officer of the Company. All Eligible Directors shall be bound by such amendment.

The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). If the Plan is terminated, the Committee shall be notified of such action in a writing executed by a duly authorized officer of the Company, and the Plan shall be terminated at the time therein set forth. Upon such termination, (i) the Eligible Director’s Pre-Section 409A Account shall be paid in a manner determined by the Committee, and (ii) the Eligible Director’s Section 409A Account shall be paid in a lump sum, provided that (A) the Company terminates at the same time any other arrangement that would be aggregated with the Plan under Section 409A; (B) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three years; (C) the payment upon such termination shall not commence until 12 months after the date of termination and all such payments are completed within 24 months after the date of termination; and (D) such other requirements as may be imposed by Section 409A are satisfied. The termination of this Plan shall not result in the reduction of the amount credited to the Eligible Director’s Account as of the date of such termination.”

2.

This Amendment No. 2 shall be effective as of October 24, 2008. Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 2 as of the date first written above.

ACUITY BRANDS, INC.

By:	/S/ VERNON J. NAGEL
Vernon J. Nagel Chairman, President, and Chief Executive Officer

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